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                  REPORT AND CONSENT OF INDEPENDENT AUDITORS

The Board of DirectorsTranSwitch Corporation:

  The audits referred to in our report dated February 11, 1997, included the related financial statement schedule as of December 31, 1996, and for each of the years in the three-year period ended December 31, 1996, included in the Company's annual report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the use of our reports included here in and incorporated by reference in the registration statements (No. 33-94234 and No. 333-03607) on Form S-8 of TranSwitch Corporation relating to the consolidated balance sheets of TranSwitch Corporation and subsidiary as of December 31, 1996, and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which reports appear in the December 31, 1996, annual report on Form 10-K of TranSwitch Corporation.

KPMG Peat Marwick LLP
Stamford, Connecticut
March 25, 1997